Exhibit 99.1

Contacts:	David Ludvigson	Michael Moore
	Executive Vice President & Chief Financial Officer	Atkins + Associates
	858-410-4608	858-860-0266
	dludvigson@nanogen.com	mmoore@irpr.com

Nanogen Completes Acquisition of SynX Pharma Inc.

SAN DIEGO and TORONTO, Apr. 21 – Nanogen, Inc. (Nasdaq: NGEN) and SynX Pharma Inc. (TSX: SYY) announced today that Nanogen completed its acquisition of all of the common shares and debentures of SynX, pursuant to a plan of arrangement, in exchange for shares of Nanogen common stock. SynX is now a wholly-owned subsidiary of Nanogen.

Pursuant to the plan of arrangement each SynX shareholder is entitled to receive 0.123 shares (the “Exchange Ratio”) of Nanogen common stock per SynX common share. Accordingly, approximately 1.6 million shares of Nanogen common stock are issuable to former SynX shareholders and to holders of replacement warrants and options. In addition, the CDN$3.5 million principal amount of subordinated secured debentures of SynX (together with unpaid interest) were acquired in exchange for approximately 300,000 shares of Nanogen common stock.

The acquisition will provide Nanogen with a pipeline of complementary products in order to expand its market share in the in vitro diagnostics market and augments its technology platform for developing advanced diagnostic products. As announced in July 2003, SynX obtained a worldwide license to the Congestive Heart Failure (CHF) marker NT-proBNP (N-terminal pro-hormone brain natriuretic peptide) from Roche Diagnostics to develop a test for the point-of-care market. Nanogen plans to seek European regulatory clearance for its CHF product in mid-2004 and U.S. Food and Drug Administration 510(k) clearance in the second half of 2004. Analysts predict the BNP market will have above-average growth and will reach approximately US $300 million by 2005 as use increases internationally.

As a Nanogen subsidiary, SynX will continue to market point-of-care diagnostic tests for myocardial infarction in Europe and Canada, and for infectious diseases and drugs of abuse in Canada. In addition to the CHF product, SynX has been developing a pipeline of tests to be marketed under the brand name Nexus Dx(TM) for insulin resistance, traumatic brain injury and Alzheimer’s disease. SynX has also developed diagnostic tests for stroke, which as previously announced, have been licensed to Genzyme Corporation.

“The acquisition of SynX furthers our strategy to commercialize advanced diagnostics that enhance the level of medical care for the detection, diagnosis, monitoring and treatment of disease,” said Howard Birndorf, Nanogen chairman and chief executive officer. “We welcome the SynX team and look forward to joining efforts to commercialize our combined pipeline of genetic, infectious disease and point-of-care products,” added Birndorf.

Seven Hills Partners, LLC acted as the financial advisor to Nanogen in this transaction. The Seidler Companies, Orenda Corporate Finance Ltd. and First Associates Investments Inc. acted as financial advisors to SynX on this transaction.

About Nanogen

Nanogen, Inc. develops and commercializes products for the in vitro diagnostics market. The company seeks to establish the unique, open-architecture NanoChip® Molecular Biology Workstation and NanoChip® Cartridge as the standard platform for the prediction, diagnosis and treatment of genetic and infectious diseases. Nanogen offers Analyte Specific Reagents and related products to research and clinical reference labs for the development of tests for the detection of genetic mutations associated with a variety of diseases, such as cystic fibrosis, Alzheimer’s disease, and cardiovascular disease. The company’s ten years of research involving nanotechnology may also have future applications in medical diagnostics, biowarfare and other industries. For additional information please visit Nanogen’s website at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether the acquisition of SynX will achieve the synergies and other benefits anticipated, whether SynX and Nanogen will receive regulatory approval for the Congestive Heart Failure product on the planned schedule, if at all, whether patents owned or licensed by Nanogen will be developed into products, whether the SynX business unit will become cash flow positive as expected, whether Nanogen’s NanoChip® System can be successfully further commercialized, whether other products under development and point-of-care products can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, whether ASRs currently sold by Nanogen will become FDA-approved molecular diagnostic test kits, whether Nanogen will be successful in developing additional ASRs and protocols utilizing the NanoChip® System, whether current trends in product revenue will continue in the future, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.